Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 8, 1996, which appears on page 28 of the 1995 Annual Report to Stockholders of UroMed Corporation, which is incorporated by reference to UroMed Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 32 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such prospectus.


Price Waterhouse LLP
                                                        /s/ Price Waterhouse LLP
Boston, Massachusetts
May 24, 1996